Exhibit 16.1

April 16, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Allscripts Healthcare Solutions, Inc. (Allscripts or the Company), and under the date of February 19, 2004, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2002. On April 12, 2004, our appointment as principal accountant was terminated. We have read the Company’s statements included under Item 4 of its Form 8-K dated April 16, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Allscripts Healthcare Solution Inc.’s statement that after evaluating several independent audit firms, on April 12, 2004, the audit committee of the Board of Directors of Allscripts Healthcare Solutions, Inc., appointed Grant Thornton LLP as the Company’s independent public accountant for the 2004 fiscal year or its statement that during the years ended December 31, 2002 and 2003, through April 12, 2004 (the date Grant Thornton LLP was appointed), neither Allscripts nor the audit committee consulted Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events as defined in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP